CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust II of our reports dated May 21, 2019, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N- CSR of the funds indicated in Appendix A for the year ended March 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 24, 2019

Appendix A

Fund Name

Columbia EM Core ex-China ETF

Columbia Emerging Markets Consumer ETF

Columbia India Consumer ETF